Exhibit 10.6

PRIVATE & CONFIDENTIAL

15th January 2018

Mr Loke Chow Wing

6 Jalan Kenaga SD 9/55

Bandar Sri Damansara

52200 Kuala Lumpur.

Dear Mr Loke,

LETTER OF APPOINTMENT

In light of our recent discussion, we are pleased to offer you the position of Chief Financial Officer - Group Finance, on the following terms and conditions:

1.	COMMENCEMENT OF EMPLOYMENT

Your employment shall commence on 19th March 2018, with official working hours being from Monday to Friday, 10:00am to 07:00pm.

2.	SALARY

Your commencing basic salary shall be MYR 25,000.00 (Ringgit Malaysia: Twenty Five Thousand Only) per month.

3.	FIX ALLOWANCE

You are entitled to monthly fixed allowances MYR 2,000.00 (Ringgit Malaysia: Two Thousand Only) per month.

4.	EPF CONTRIBUTION & SOCSO

The Company and you shall contribute to the Employee Provident Fund at the prevailing statutory rates, decided by the EPF in accordance to the EPF Act, 1991 (Act 452).

If you have contributed to the SOCSO Scheme, the Company shall continue your coverage under such scheme as required under SOCOS Act.

5.	PROBATION PERIOD

Your employment shall be subjected to the successful completion of a 6-month probation period. In the event that you do not reach the required performance standard, the Company reserves the right to extend your probation period for a maximum of another 3 months.

During your probation period, your employment can be terminated by either party serving a written notice to the other of 14 days period.

1

PRIVATE & CONFIDENTIAL

6.	ANNUAL LEAVE

You are eligible to 20 days of paid annual leave for every twelve (12) months of continuous service. For any period of employment less than 12 months, your leave entitlement shall be on earned and prorated basis from the date of employment.

Employee may carry forward a maximum of 7 working days of unutilised leave to the following year, which are to be utilised by 30th June of that year.

1.	CONFIDENTIALITY

You agree and undertake:

(a)	to hold the Confidentiality Information in the strictest confidence and to not at any time disclose or permit to be disclosed any of Confidentiality Information to any person whatsoever without the prior consent of the Company;

(b)	to exercise due care and diligence in the discharges of your duties without causing detriment to the interest of the Company;

(c)	not to use or attempt to use the Confidential Information in any manner which may injure or cause any loss, whether directly to the Company and to use the Confidential Information only for the purpose of your employment for the benefits of the Company.

You agree that any breach of these confidential obligations will result in automatic termination of your employment.

"Confidential Information" means any and all information of any kind, whether in written or electronic format, oral or otherwise and whether or not labelled "Confidential" including without limitation, information relating to the business, financial condition, marketing strategies, know-how, suppliers, customers, operations, pricing, technical information, contract terms and conditions, and all information of any kind relating to the Company, its shareholders and/or its related companies or any of their respective customers, consultants, licenses or contractors, that is held in the confidence by the Company or any of its related companies.

Rights in Work Product

You agreed that all Work Product shall be the sole property of the Company.

"Work Product" means any materials prepared as part of, or for the purpose of your employment with the Company, including without limitation, any and all discoveries, inventions, ideas, concepts, research, trademarks, service marks, slogan, logos and information, processes, products, techniques or methods and improvements conceived, developed, or otherwise made by you alone or jointly with others (a) during the period of your employment with the Company; or (b) after the termination of your employment which is in any way related to the present or proposed products, programs or services of the Company, or to tasks assigned to you during the course of your employment.

2

PRIVATE & CONFIDENTIAL

You agree that all Work Product shall constitute work made for hire with respect to any copyright, patents, trade secrets, trademarks and other proprietary rights you may have in any Work Product and, therefore, the Work Product is property of the Company. You agree to waive all rights including without limitation, all moral rights with respect to the Work Product, such as any and all rights or identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications. You irrevocably assign to the Company, all rights you may have in or to any Work Product and, to the extent that such rights may not be waived or assigned, you agree not to assert such rights against the Company, its successors or assigns.

Kindly confirm your acceptance of this offer of employment based on the above terms and conditions by signing the duplicate copy of this letter to us within 3 days, failing which, the validity of this offer will lapse.

Yours sincerely,

/s/ signature illegible

CEO, Director

For and on behalf of MIG Mobile Tech Bhd

I, Loke Chow Wing, acknowledge receipt of this letter and hereby agree and accept the terms.

Signature: /s/ Loke Chow Wing	Date: 15/1/18

3